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EXHIBIT 10.10 FIRST BUSEY CORPORATION DEFERRED COMPENSATION PLAN FOR EXECUTIVES

                             FIRST BUSEY CORPORATION

                    DEFERRED COMPENSATION PLAN FOR EXECUTIVES

                                    ARTICLE I

                                     PURPOSE

         The purpose of this First Busey Corporation Deferred Compensation Plan for Executives (hereinafter referred to as the "Plan") is to provide current retirement or death benefits for selected officers of First Busey Corporation (hereinafter referred to as FBC). It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits. This Plan shall be effective as of October 15, 2002.

                                   ARTICLE II

                                   DEFINITIONS

         For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

         "Account" means the Account as maintained by the Employer in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Participant's Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant's Account shall not constitute or be treated as a trust fund of any kind.

         "Beneficiary" means the person, persons or entity entitled under
Article VI to receive any Plan benefits payable after a Participant's death.

         "Board" means the Board of Directors of FBC.

         "Committee" means the Compensation Committee appointed to administer the Plan pursuant to Article VII.

         "Compensation" means the bonus payable to a Participant during the calendar year, before reduction for amounts deferred under this Plan or salary reduction contributions under IRC Section 401(k). Compensation does not include base salary, expense reimbursement, any form of non-cash compensation or benefits, Employer contributions to qualified retirement plans, group life insurance premiums, or any other payments or benefits other than bonuses.

         "Deferral Commitment" means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Plan Administrator.

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         "Deferral Period" means the period over which a Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to paragraph 3.3. In no event shall a new deferral period commence after December 31, 2005.

         "Determination Date" means the last day of each calendar month.

         "Disability" means a physical or mental condition which, in the opinion of the Committee, permanently prevents an employee from satisfactorily performing employees' usual duties for Employer. The Committee's decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Committee. In no event shall a Disability be deemed to occur or to continue after a Participant's Retirement Date.

         "Employer" means FBC or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

         "Interest Yield" shall mean, for calendar years ending prior to January 1, 2006, with respect to any calendar year, the five (5) year treasury note rate as published in the Wall Street Journal for the last business day of the previous calendar year plus five hundred (500) basis points. For calendar years commencing after December 31, 2005, "Interest Yield" shall mean, with respect to any calendar year, the five (5) year treasury note rate as published in the Wall Street Journal for the last business day of the previous calendar year; provided however, "Interest Yield," for calendar years commencing after December 31, 2005, shall not be lower than five percent (5%). Interest Yield shall be calculated on a 365 day basis.

         "Participant" means any individual who is participating or has participated in this Plan as provided in Article III.

         "Participation Agreement" means the agreement filed by a Participant which acknowledges assent to the terms of the Plan and in which the Participant elects to defer the receipt of Compensation during a Deferral Period. The Participation Agreement must be filed with the Plan Administrator prior to the beginning of the Deferral Period. A new Participation Agreement shall be submitted by the Participant for each Deferral Commitment.

         "Plan Administrator" means the Compensation Committee of FBC.

         "Plan Benefit" means the benefit payable to a Participant as calculated in Article V.

         "Retirement Date" shall mean the later of (i) the first day of the month following a Participant's fifty-fifth (55th) birthday or (ii) twelve (12) months after the Participant's initial deferral.

         "Spouse" means a Participant's wife or husband who is lawfully married to the Participant at the time of the Participant's death.

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                                   ARTICLE III

                     PARTICIPATION AND DEFERRAL COMMITMENTS

         3.1.     Eligibility and Participation.

         (a) Eligibility. Eligibility to participate in the Plan shall be limited to those employees of the Employer who have been designated as members of the executive officer group by the Board.

         (b) Participation. An eligible executive officer may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Plan Administrator by December 15 of the calendar year immediately preceding the Deferral Period, provided that employees making bonus deferrals must do so prior to the Board meeting in which a provisional or full payment of such bonus is authorized. In the event that an employee first becomes eligible to participate during a calendar year, a Participation Agreement must be submitted to the Plan Administrator no later than thirty (30) days following notification to the employee of eligibility to participate, and prior to the Board meeting in which a provisional or full payment of a bonus is authorized. A Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Plan Administrator.

         3.2. Form of Deferral. A Participant may elect in the Participation Agreement to defer a portion or all of his bonus compensation for the calendar year following the calendar year in which the Participation Agreement is submitted. The amount to be deferred shall be stated as a specific dollar amount, not to exceed one hundred percent (100%) of Compensation.

         3.3. Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding by the Committee that the Participant has suffered a financial hardship to the extent permitted under applicable laws and Internal Revenue Service guidance.

                                   ARTICLE IV

                         DEFERRED COMPENSATION ACCOUNTS

         4.1. Accounts. For record keeping purposes only, an Account shall be maintained for each Participant. Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant's total Account balance.

         4.2. Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer shall be withheld from the bonus payment and credited to the Participant's Account as the non-deferred portion of the Compensation becomes or would have become payable (the "Elective Deferred Compensation").

         4.3. Non-elective Matching Deferred Compensation. FBC shall match the amount of Compensation that a Participant elects to defer each year up to a maximum of $50,000 (the

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"Non-elective Matching Deferred Compensation"). The amount of Non-elective
Matching Deferred Compensation shall be credited to the Participant's Account at the time that the Elective Deferred Compensation is credited to the Participant's Account.

         4.4. Interest. The Accounts shall be credited monthly with an amount equal to the Interest Yield. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the account since the preceding Determination Date and shall be credited to the Participant's Account at that time.

         4.5. Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Participant's Account as of the immediately preceding Determination Date, plus the Participant's Elective Deferred Compensation and Non-elective Matching Deferred Compensation credited, and any interest earned, minus the amount of any distributions made since the immediately preceding Determination Date.

         4.5. Statement of Accounts. The Committee shall submit to each Participant, within sixty (60) days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance to the credit of the Account maintained for a Participant.

                                    ARTICLE V

                                  PLAN BENEFITS

         5.1. Retirement Benefits. Upon a Participant's termination of service on or after reaching his Retirement Date, for reasons other than death or disability, FBC shall pay to the Participant, in sixty (60) equal monthly installments commencing within sixty (60) days following such termination, a benefit equal to the amount of his Account determined as of the Determination Date coincident with or next following the date of his termination of service. The unpaid installments shall be credited with interest by applying the Interest Yield to the mean average of the balances of the Account on each Determination Date (including contributions or distributions to be credited or deducted on such date) and the last preceding Determination Date.

         5.2. Benefits Upon Other Termination of Service. Upon a Participant's termination of service prior to reaching his Retirement Date, for reasons other than death or Disability, FBC shall pay to the Participant, in sixty (60) equal monthly installments commencing within sixty (60) days following such termination, a benefit equal to the amount of his Account determined as of the Determination Date coincident with or next following the date of termination of service. The unpaid installments shall be credited with interest by applying the Interest Yield to the mean average of the balances of the Account on each Determination Date (including contributions or distributions to be credited or deducted on such date) and the last preceding Determination Date.

         5.3. Benefits Upon Reduction of Duties and Compensation. Upon either (a) the assignment by FBC to the Participant of any duties or responsibilities which results in the diminution of the Participant's position, authority, duties or responsibilities or (b) the reduction of the Participant's base salary, for reasons other than death or Disability, FBC shall pay to the Participant, in sixty (60) equal monthly installments commencing within sixty
(60) days following such event, a benefit equal to the total amount of his Account determined as of the Determination Date coincident with or next following such event. The unpaid installments shall be credited with interest by applying the Interest Yield to the mean of the balances of the

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Account on each Determination Date (including contributions or distributions to be credited or deducted on such date) and the last preceding Determination Date.

         5.4. Benefit Upon Disability. Upon a Participant's Disability prior to his Retirement Date, and upon the continuation of the Participant's Disability for a period of ninety (90) consecutive days (the "Ninety Day Period"), FBC shall pay to the Participant in a single sum payment within sixty
(60) days after the Ninety Day Period, a Disability benefit equal to the amount of his Account determined as of the Determination Date coincident with or next following the last day of the Ninety Day Period.

         5.5.     Survivorship Benefits.

         (a) Prior to Commencement of Retirement Date. If a Participant dies prior to commencement of benefit payments under the Plan, FBC shall pay to the Participant's Beneficiary a survivor's benefit equal to the amount of the Participant's Account determined as of the Determination Date coincident with or next following the Participant's death which amount shall be paid in a single sum payment within sixty (60) days after the Participant's death. Payment of the survivor's benefit shall relieve FBC of the obligation to pay any other benefits which the Participant would have otherwise received under this Plan.

         (b) After Commencement of Benefits. If a Participant dies after benefit payments have commenced hereunder, but prior to receiving all of the scheduled monthly payments, FBC shall pay to the Participant's beneficiary the remaining value of the Participant's Account in a single sum payment within sixty (60) days after the Participant's death.

         5.6. Restrictive Covenant. (a) In consideration of the Participant's ability to participate in the Plan and receive a distribution of the Non-elective Matching Deferred Compensation upon the Participant's retirement, termination of service, reduction in duties and responsibilities or reduction in base salary pursuant to Sections 5.1, 5.2 or 5.3, the Participant must agree not to, for the duration of his employment with the Employer and for one (1) year after his termination of service with the Employer directly or indirectly, in any geographical area in which the Employer operates, engage in, be employed by or have an interest in any business or enterprise that competes with the Employer. During the limitation period described in this Section 5.3(a), the Participant shall not, nor shall he permit his employees, agents or others under his control, directly or indirectly on behalf of himself or any other person, to solicit, recruit or otherwise induce any person who is an employee of the Employer or is otherwise engaged by the Employer to terminate employment or any other relationship with the Employer.

         (b) If the Participant breaches Section 5.3(a), the remaining value of his Account will be immediately reduced by an amount equal to the total Non-elective Matching Contributions made by FBC under Section 4.3 hereof. If the remaining value of his Account is less than the total Non-elective Matching Contributions made by FBC, the Participant shall pay to FBC an amount equal to the total Non-elective Matching Contributions made by FBC less the remaining value of the Account. Nothing contained herein shall be construed as prohibiting FBC from pursuing any other remedies available to it for such breach, including having Section 5.3(a) specifically enforced by any court having equity jurisdiction.

         5.7. Form of Payment of Benefits Upon Termination of Service. A Participant will receive benefit payments of the amount specified herein. Notwithstanding anything in this Plan

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to the contrary, the Administrative Committee, in its sole discretion, may modify the form of payment stated herein.

         5.8. Withholding Payroll Taxes. The Employer shall have the right to require Participants or their beneificiaries or legal representatives to remit to the Employer an amount sufficient to satisfy applicable tax withholding requirements, or to deduct from a Participant's Account or payments under this Plan amounts sufficient to satisfy all withholding requirements.

         5.9. Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such benefit.

                                   ARTICLE VI

                             BENEFICIARY DESIGNATION

         6.1. Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Plan Administrator during the Participant's lifetime.

         6.2. Beneficiary Changes. Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Plan Administrator. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant's Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

         6.3. No Participant Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:

                   (a)     the surviving Spouse;

                   (b) the Participant's children, except that if any of the children predeceases the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

                   (c)     the Participant's estate.

         6.4. Effect of Payment. The payment to the deemed beneficiary shall completely discharge Employer's obligation under this Plan.

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                                   ARTICLE VII

                                 ADMINISTRATION

         7.1. Committee Duties. This Plan shall be supervised by the Compensation Committee of FBC. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

         7.2. Plan Administrator. The Compensation Committee of FBC shall be the Administrator of the Plan. The Plan Administrator shall direct the day-to-day administration of the Plan and shall act as agent of the committee in the operation of the Plan.

         7.3. Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

         7.4. Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

         7.5. Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee and the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

                                  ARTICLE VIII

                                CLAIMS PROCEDURE

         8.1. Claims. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing within thirty (30) days.

         8.2. Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

                  (a) The reasons for denial, with specific reference to the Plan provision on which the denial is based.

                  (b) A description of any additional material or information required and an explanation of why it is necessary.

                  (c)      An explanation of the Plan's claim review procedure.

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         8.3.     Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing,

         8.4. Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

                                   ARTICLE IX

                        AMENDMENT AND TERMINATION OF PLAN

         9.1. Amendment. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in any account maintained under the Plan. Any change in the Interest yield shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days written notice of the amendment to the Participant.

         9.2. Employer's Right to Terminate. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interest of the Employer.

         (a) Partial Termination. The Board may partially terminate the Plan by instructing the Plan Administrator not to accept any additional Deferral Commitments. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

         (b) Complete Termination. The Board may completely terminate the Plan by instructing the Plan Administrator not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of complete termination, the Plan shall cease to operate and the Employer shall pay out to each Participant the total amount of each Participant's Account in a single sum payment as soon as practical after such termination of the Plan. In no event shall Section 5.6 above apply to such payment.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1. Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred Compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who,

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by virtue of their position with the Employer, are uniquely informed as to the
Employer's operations and have the ability to materially affect the Employer's profitability and operations.

         10.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies or other assets of Employer shall not be held under any trusts for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer's obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

         10.3. Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferrable. No part of the amounts payable shall, prior to the actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         10.4. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

         10.5. Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

         10.6. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

         10.7. Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         10.8. Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the state of Illinois.

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         10.9.    Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

         10.10. Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         10.11. Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer and successors of any such corporation or other business entity.

         IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officers on October 15, 2002.

                                   FIRST BUSEY CORPORATION

                                   By : //Douglas C. Mills//
                                        --------------------
                                        Its Authorized Representative

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